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                      March 8, 2022

       Todd Denkin
       President
       Digipath, Inc.
       6450 Cameron St
       Las Vegas, Nevada 89118

                                                        Re: Digipath, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2021
                                                            Filed December 29,
2021
                                                            File No. 000-54239

       Dear Mr. Denkin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services